FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(g) of the Securities Exchange
Act of 1934

Exact name of registrant as specified in its charter:

       US Valles Treasuries ltd.

State or other jurisdiction of incorporation or organization:
       An Arizona Corporation
       ACC File #20756666

I.R.S. Employer Identification No.:
	37-1840007

Treasury Direct account number:

DTCC account number:

Address of principal executive offices:
       112 East Fairmont Drive Tempe, Arizona 85282

Registrants telephone number including area code:
       480-528-0415
       invest@vallescapital.com
       Www.vallescapital.com
       Facebook.com/vallescapital

Securities to be registered pursuant to Section 12(g) of the Act
       Valles US Treasuries ltd non-margin common stock

Registrant is a non-accelerated filer.






















Item 1. Business.

General Development of Business

Valles Capital was created and incorporated to operate as an Arizona Corporation in 2016 to manage Valles US
Treasuries ltd a Government Money Mutual fund. The fund is an open ended, management driven publicly held corporation investing paid in capital contributions in United States Treasuries using an institutional
Treasury Direct account and annually set horizontal contribution goals. The guidelines management will use are those set by the SEC governing Government Money
Market funds and will be maintained so that Valles US
Treasuries ltd. is not considered a Money Market fund by not maintaining a $1 value per share. Share value will increase with additional contributions to the paid in capital account of Valles US Treasuries ltd.

Incorporating brokerage sponsored private label debit cards will insure a low level of difficulty investing in our fund and creates a horizontal market. Sponsored private label debit cards providing fee based services such as direct deposits, money transfers, POS purchases and ATM privileges will also agree to offer fee based liquidity trades related to debit card use for an unlimited number and types of accounts
(transitional, military, charitable, personal etc.).
Debit card sponsor providing broker account trades may arrange private exit strategies with in-State Pension funds such as Public Safety pensions and Teacher
Pension funds etc.

The fund is raising $1 million dollars of new capital using SEC Form 10 12-G registration statement. Valles
Capital, an Arizona corporation will register 100,000 authorized shares of non-marginable Valles US
Treasuries ltd. common stock and a $1,000 basis resulting in a book value of $0.01 per share, a $10 initial stated market value per share with a .005% fund management fee. The total initial authorized number of shares is 100,000 however; the fund is authorized to issue infinite shares in perpetuity.

Any paid in capital surplus over the $1,000 basis will result in an immediate increase in market value above the initial market value of $10 per share by applying the 1000:1 raise ratio to the funds daily basis divided by the total authorized number of shares throughout the life of the fund.

Valles Capitals initial transaction of Valles US
Treasuries Ltd., will record a $1,000 contribution in exchange for a total of 5,000 shares of Valles US
Treasuries ltd. transferring to Valles Capital a 5% ownership of Valles US Treasuries ltd.

An additional transaction exchanging a single share in exchange for $10 will be recorded to establish the $10 stated market value.

Completion of this milestone Valles US Treasuries ltd.
will stock split so that there are 200,000 authorized shares increasing the aggregate market capitalization of Valles US Treasuries ltd. to $2 million dollars.
Successive transactions will be made at the $10 stated value. Additional 2:1 splits will occur when market value per share reaches $20.

Additional transaction milestones will be a twice a week $100 exchange for 10 shares. Each exchange will increase market price by $100,000 and will continue for 10 weeks or until Valles Capital can locate a broker to sponsor a Valles Capital private label debit card providing full banking services, full ATM services, and direct deposit access. Shareholders will recognize at any time using broker account trades.

The Fund intends to hold any property owned by the Fund free and clear of any type of loans and mortgages until converted to cash.

Financial Information about Segments

The fund currently manages only a zero risk investment portfolio. The fund has plans to expand into several incorporated companies and held as subsidiaries. As of yet no further companies have been formed

Narrative Description of Business

The day-to-day operations of the fund will consist of investing paid in capital and paid in capital surpluses in US Treasuries maintaining the basis of the fund and any property held free and clear of any encumbrances. Arizona shareholders are currently free to sell shares at their discretion whenever the opportunity to do so arises using a sponsored debit
ATM card.

The corporation is un-affected by federal variances of interest rates. This is accomplished by continued participation in the fund using a debit card for everyday expenses. While the portfolio maintained by the fund will rely on continued participation to generate market value; value is calculated applying the 1000:1 raise to current basis throughout the life of the fund.

The fund currently consists of only the 1 person, but plans predict the addition of several accountants and back office employees.

Financial information about geographic areas

The corporation currently operates solely in the United States of America and is based in Tempe, Arizona. Valles Capital has no other subsidiaries or counterparts in any country other than the US currently.

Reports to Security Holders

The earned revenue level and number of shareholders of the corporation currently are below the requirements set by the SEC for reporting earning levels and number of shareholders. The corporation however has elected to submit quarterly and annual reports to aid in the dissemination of information to interested parties of the general public.

Item 1A. Risk Factors

Lack of Operating History

The formation of the fund provides little history of managements ability to manage the business. The lack of reportable earnings and a history showing ability to carry out the day-to-day duties to achieve the desired results of the fund could prove to be the cause of losing value of shares if not total loss of investment.

Financial Position

The financial position of the fund could be affected by the in-experience of management. While the immediate condition seems to be solid, the mismanagement of investments, working capital and other resources of the
Fund could be lost.

Proposed Business

The risks associated with investing in US Treasuries by a relatively new management team could prove to be the cause of loss of share value and loss of investment.

Lack of Market for Common Equity Securities

The risks associated with developing a market to provide an exit strategy for shareholders of the companys common stock could prove to be the cause of loss of value of shares and total loss of investment.

Item 2. Financial Information.

Managements Discussion and Analysis of Financial
Condition and Results of Operations

Full Fiscal Years

No information is available for any past full fiscal years of operation.

Liquidity

The liquidity of US Treasuries in the open market will be broker side account trades to satisfy any immediate or emergency obligations. If ever the need to sell an amount of treasuries to satisfy capital requirements of the fund or to distribute assets among shareholders the liquidity of these investments will be readily available. The liquidity of the initial basis depends entirely on the type Treasury instrument the market requires at the time.

Capital Resources

The capital resources of the fund consist of shares owned by the corporation exchanged for contributions.
The only commitments on this resource are 100% of contributions will be used to invest 100% of fund proceeds in short-term zero risk government investments.

Results of Operations

Results of operations will not be affected by the federal interest rates and policies of the Federal
Reserve. The fund expects that interest rates will continue to maintain their current upward direction.
The results depicted in the supplied operations statement are based on maintaining market participation for the entire period depicted and applying the 1000:1 ratio to paid in capital divided by current total authorized number shares throughout the life of the fund.

Contractual Obligations

There are currently no contractual obligations the Fund has entered to date.

Quantitative and Qualitative Disclosures about Market
Risk

Quantitative Information about Market Risk

Investments entered into for trading purposes will be 100% of the paid in capital and paid in surplus capital of the Fund and entered into zero percent certificate of indebtedness on behalf the fund. The
1000:1 capital raise is used to maintain the share value. The results of both are reflected in the annual earnings of the fund.

Qualitative information about Market Risk

The entire portfolio will be comprised of US Treasury
Zero Percent Certificate of Indebtedness. These securities issued by the US Government are guaranteed by the full faith and credit of the United States. The entire portfolio has zero material exposure of risk directly related to changes in short-term U.S. prime interest rates as determined by the Federal Reserve
Board, moreover, the repayment of principle and interest upon maturity of each investment is fully guaranteed by the full faith and credit of the United
States Government creating a zero-risk investment.

Interim Periods

No information is available at this time.

Item 3. Properties

Description of Property

No property is owned by the fund at this time.

Item 4. Security Ownership of Certain Beneficial
Owners and Management

The fund is the 100% owner of original issue shares authorized to be issued at this time.

Item 5. Directors and Executive Officers

Identification of Directors

At this time Valles Capital has no Directors.

Identification of Executive Officers

Angel Michel Valles, Chief Executive Officer
2016-Indefinitly

Business experience

For the past 35 years starting in 1984 Angel Michel
Valles has home studied the Federal and State Titles related to Securities and Corporations as well as developed cash flows and revenue projections for imaginary products that have for some reason been seen on the market. Products such as a proprietary configured string-in-a-can dispenser (Spiderman) into a comic characters weapon of choice and a new pre-mixable pancake batter container.

Audit committee financial expert

The fund does have an audit committee financial expert on the board.

Item 6. Executive Compensation.

No executive of the fund has earned a salary as of this date. However, a management budget has been established. The budget is derived from the .005%, the fund management fee imposed on each trade.

Item 7. Certain Relationships and Related
Transactions.

No relationships or transactions that are required to be reported have occurred within the past 5-years.

Item 8. Legal Proceedings.

There are no legal proceedings pending at this time.

Item 9. Market Price of and Dividends on the
Registrants
Common Equity and Related Stockholder Matters

Market Information

An initial in house analyst review of the issue has calculated market ratios based on a 1000:1 raise of $1 million dollars, using 100,000 authorized number of shares to be issued and $1,000 in equity to equal
$0.01 per share book value when fully paid. The fund will issue shares in perpetuity.

Holders

There are currently NO shareholders of Fund stock. The
Fund being the sole owner of shares of original issue stock owns 100,000 shares of common stock. That equals
100% of the authorized number of shares to be issued.

Dividends

The fund will not disburse any dividends instead, however, profits will be contributed to Paid in capital and all increase in assets will be reflected in the market value of shares. Holding position long term may will also offset any tax exposure due to an incurred NOL. Any gains recognized when converting stock to cash maybe subject to tax, please consult a tax professional.

Item 10. Recent Sales of Unregistered Securities

Securities Sold

No securities have been sold at this time.

Exemption from Registration Claimed

Because fewer than 35 persons were involved in the formation of this Fund prior to this registration and the amount of capital raised we are relying on 17 CFR
230.147 (f), and 17 CFR 230.147A (f) which states
Sales will be made only to residents of Arizona.
Offers and sales of these securities are made under an exemption from registration and have not been registered under the Securities Act of 1933. For a period of six months from the date of the sale by the issuer of the securities, any resale of the securities
(or the underlying securities in the case of convertible securities) shall be made only to persons resident within the state or territory of Arizona.

Item 11. Description of Registrants Securities to be
Registered

The name of the stock will be Valles US Treasuries ltd. The authorized number of shares to be issued by the corporation equals 100,000 shares of capital stock and is being registered in whole with the SEC at this time. The capital stock of the fund shall be non-marginable and have a book value of $0.01 per share and have zero rights. The fund has the right to issue shares in perpetuity.

Item 12. Indemnification of Directors and Officers.

The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

Item 13. Financial Statements and Supplementary Data.

At this time there is no supplementary data to report.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes or disagreements with any accountants or financial disclosers.

Item 15. Financial Statements and Exhibits

 Articles of Incorporation Exhibit A
 5-year Consolidated Statement Exhibit B

ARTICLES OF INCORPORATION OF
Valles Capital Inc.
(An Arizona Business Corporation)

1. Name.
The name of the Corporation is:

Valles Capital Inc.

2. Initial Business.
The Corporation initially intends to conduct the business of:

Wealth Management Counseling

3. Authorized Capital.
The Corporation shall have authority to issue:

100,000 shares of Common Stock

Fully paid stock of this corporation shall not be liable to any further call or assessment.

4. Repurchase of Shares
The Board of Directors of the Corporation may, from time to time, cause the Corporation to re-purchase its own shares to the extent of the un-reserved and un-restricted earned and capital surplus of the Corporation.

5. Known Place of Business. (In Arizona)
The street address of the known place of business of the Corporation is:

112 East Fairmont Drive
Tempe, Arizona 85282

6. Statutory Agent. (In Arizona)
The name and address of the statutory agent of the Corporation is:

Angel Michel Valles
112 East Fairmont Drive
Tempe, Arizona 85282

7. Board of Directors
The initial board of directors shall consist of 1 director. The name and address of the person who is to serve as the director until the first annual meeting of shareholders or until their successor is elected and qualifies is:

Angel Michel Valles
112 East Fairmont Drive
Tempe, Arizona 85282

The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws.

8. Incorporators.
The name and address of the incorporator is:

Angel Michel Valles
112 East Fairmont Drive
Tempe, Arizona 85282

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Arizona
Corporation Commission.

9. Indemnification of Officers, Directors, Employees and Agents.
The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

10. Limitation of Liability.
To the fullest extent permitted by the Arizona Revised
Statutes, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

EXECUTED this 30th day of April, 2019 by all of the incorporators.

Signed: Angel M Valles
Angel Michel Valles
PHONE: 480-526-0415

Acceptance of Appointment by Statutory Agent
The undersigned hereby acknowledges and accepts the appointment as statutory agent of the above-named corporation effective this 30th day of April, 2019.

Signed: Angel M Valles
Angel Michel Valles

CERTIFICATIONS*

I, Angel Michel Valles, certify that:

1. I have reviewed this Form 10 of Valles Capital,
Incorporated;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrants other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrants disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrants internal control over financial reporting that occurred during the registrants most recent fiscal quarter (the registrants fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrants internal control over financial reporting; and

5. The registrants other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrants auditors and the audit committee of the registrants board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrants ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrants internal control over financial reporting.

Date: 04-30-2019

Angel M Valles
CEO

 SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Valles Capital Inc.

Date: 04-30-2019

By: Angel M Valles, CEO